Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 12, 2005
American Natural Energy Corporation

(Exact name of registrant as specified in its charter)

Oklahoma	0-18596	73-1605215

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6100 South Yale — Suite 300, Tulsa, Oklahoma 74136

 (Address of principal executive offices)
Registrant’s telephone number, including area code: (918) 481-1440

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 12, 2005, American Natural Energy Corporation (the “Company”) accepted the terms of the consent of ExxonMobil Production Company (“ExxonMobil”) required for the Company to enter into a participation agreement (the “Agreement”) with Dune Energy, Inc. (“Dune”). Under the Agreement, which provides for the execution of a mutually acceptable definitive agreement, the Company has assigned to Dune a 50% participating interest in the Company’s interest in the approximately 10,500 acres that are the subject of the Company’s development agreement with ExxonMobil. In consideration for the interest, Dune has agreed to pay to the Company $1.0 million in four installments through March 15, 2006, subject to accelerated payment in the event of an equity financing of Dune in the minimum amount of $5.0 million. An additional $500,000 will be payable by Dune to the Company in the event the parties agree, based on well logs, to attempt to complete an additional exploratory well drilled on the ExxonMobil acreage or either of the first two exploratory wells after receipt of well logs.
     The agreement also provides for Dune to pay its 50% share of costs incurred by the Company in the drilling and completing of an existing well and costs incurred to date relating to a proposed side-track well.
     In addition, the Company agreed to offer to Dune a 50% interest in any additional projects offered to the Company by ExxonMobil.
Item 9.01. Financial Statements and Exhibits.
     (a) Financial Statements of businesses acquired. None required.
     (b) Pro forma financial information. None required.
     (c) Exhibits:

Exhibit Number	Description of Document
10.1	Letter Agreement between the Company and Dune Energy, Inc.*

10.2	Consent accepted September 12, 2005 received from Exxon Mobil Production Corporation*

99.1	Press Release dated September 14, 2005 regarding agreement with Dune Energy, Inc.

99.2	Press Release dated September 15, 2005 regarding issuance of shares.

*	To be filed with the Company’s quarterly report on Form 10-QSB for the quarter ended September 30, 2005.

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Natural Energy Corporation
Dated: September 15, 2005	By:	/s/ Michael K. Paulk
Michael K. Paulk, President